UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 27, 2010
Date of Report (Date of earliest event reported)

CORNERSTONE REALTY FUND, LLC
(Exact name of registrant as specified in its charter)

California	000-51868	33-0827161
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street., Suite 400 Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01  Other Events.

On October 27, 2010, the management of Cornerstone Realty Fund (the “Fund”) learned that CMG Partners (“CMG”) has launched a mini-tender offer for units of the Fund at an offer price of $115 per unit.  CMG has included in the terms of its offer that all distributions paid or declared by the Fund on or after October 1, 2010, if any, would belong to CMG.   Fund investors that choose to tender their units to CMG have only 10 days from the date of tender to withdraw their units from the mini-tender offer.

CMG is offering to purchase an aggregate of 4.9% of the total units (including in such amount any current ownership of the Fund by CMG) at the offer price set forth above, without limitations on the timing for purchases (other than the expiration date of the CMG tender offer which is 5:00 P.M. PST on December 31, 2010).  Investors selling units to CMG as part of the CMG tender offer will be required to pay a $75 fee to the transfer agent per transaction (not per unit).

By limiting its offer to purchase to less than 5% of the Fund’s units, CMG avoids the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors who are the target of a tender offer.  The SEC has cautioned investors about offers of this nature.  Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The Fund’s limited share repurchase program has been suspended and therefore there is no current mechanism for investors to sell their units to the Fund.  The Fund has obtained a financial commitment to incur a limited amount of debt on the Fund’s properties and if this commitment is funded it is expected that the Fund will be able to resume its limited share repurchase program.  If the limited share repurchase program is resumed we expect the redemption price to be considerably in excess of the CMG offer price based on the most recent internal valuation of $284 per share.  This valuation is solely an estimate but is based in part on third party appraisals of the property of the Fund.  The share repurchase price will be at a discount to the internal valuation.

As in previous years the redemption program will have limitations on the number of shares which can be redeemed in any given year, limitations on the timing for purchases and periodic adjustments to the price to be paid for units upon at least 30 days notice to investors.  These limitations are expected to be substantial.  In past years the share repurchase program has been limited to less than 1% of the outstanding units. There are pending requests for share repurchase which the Fund has received (including from CMG) which will further limit the number of shares which can be redeemed in the event the share repurchase program is reinstated.  There is no other established market for units in the Fund.

The Fund has also suspended its cash distribution to investors.  If the debt commitment described above is funded it is expected that the Fund will be able to fund its future cash distributions.

The Fund is legally required to dissolve and liquidate its properties on or prior to December 31, 2012.  If the current economic decline and the slowdown in the overall commercial real estate sector continue beyond 2010, the liquidation value of the Fund’s investments could be further adversely impacted, further decreasing the value of an investment in our units and further impairing our ability to make distributions.  On the other hand a substantial improvement in the commercial real estate sector and in particular in the markets where the Funds assets are located could result in a higher liquidation value.

The Fund believes that the CMG mini-tender offer significantly undervalues the units of the Fund.    As a result, the Fund generally recommends that Fund investors reject CMG’s current tender offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE REALTY FUND, LLC

By:	CORNERSTONE INDUSTRIAL PROPERTIES, LLC
Its Managing Member

	By:	CORNERSTONE VENTURES, INC.
Its Manager

		By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser, Chief Financial Officer

Dated: November 10, 2010